Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS ANNOUNCES SECOND QUARTER 2007 SALES RESULTS
-Company Provides Outlook for Second Quarter Earnings Per Share
-Results Significantly Impacted by Weak June and July Sales
-Company Revises Outlook for Fiscal Year 2007
-Anticipates Stronger Second Half of 2007
     Hingham, MA, August 9, 2007 — The Talbots, Inc. (NYSE: TLB) today announced total Company sales for the thirteen weeks ended August 4, 2007 of $572 million, versus last year’s reported sales of $571 million. By brand, retail store sales were $392 million for Talbots compared to $404 million last year, and $80 million for J. Jill compared to $73 million last year. J. Jill brand represents approximately 20% of the total combined company sales volume.
     Total Company comparable store sales declined 4.8% for the thirteen-week period, which was primarily due to a weak June and a particularly difficult July for both the Talbots and J. Jill brands. Comparable store sales for Talbots brand decreased 4.9% for the thirteen-week period and for the J. Jill brand, comparable store sales decreased 4.3% in the period.
     Consolidated direct marketing sales for the thirteen-week period were $100 million, including catalog and Internet, compared to $95 million last year.
     Year-to-date sales for the twenty-six weeks ended August 4, 2007 increased 11.7% to $1,146 million from $1,024 million reported for the twenty-six weeks ended July 29, 2006. Retail store sales by brand were $779 million for Talbots and $161 million for J. Jill.
     Total Company comparable store sales declined 4.1% for the six-month period. By brand, comparable store sales for Talbots decreased 4.4% and J. Jill’s comparable store sales declined 2.7%.
     Consolidated direct marketing sales, including catalog and Internet, for the six-month period increased 26.5% to $206 million from $163 million reported last year.

Second Quarter/Spring Season Outlook
     The Company currently expects a consolidated second quarter loss per diluted share to be in the range of $0.25 to $0.27. Although Talbots brand second quarter was difficult, virtually all of this anticipated loss is due to J. Jill brand operations and acquisition-related and financing costs. This anticipated second quarter loss per diluted share in the range of $0.25 to $0.27, compares to a $0.07 loss per diluted share reported in the same period last year.
     The Company attributes its disappointing second quarter performance to negative comps at both the Talbots and J. Jill brands, resulting from a lack of positive customer response to their spring and summer assortments, as well as a significant decline in customer traffic. In light of the much publicized uncertainty in the macro environment, the Company believes that its customers have become increasingly more discriminating regarding their discretionary spending.
     The Company further commented that its Talbots brand second quarter performance is typically the weakest of the spring season, due to the impact of its semi-annual sale event. However, despite the internal and external pressures throughout the first half of the year, the Talbots brand is expected to be comfortably profitable in the spring season.
Second Half 2007 Outlook
     The Talbots, Inc. is currently planning for an improvement in its operating performance in the second half of 2007.
     For the Talbots brand, the Company anticipates a stronger performance in the fall season and is currently targeting comps to be approximately flat, as a result of several initiatives that were put into place. As the Company previously announced, it has substantially reduced its Talbots brand inventory commitments going forward to be more in line with historical levels. Managing on leaner inventories should better enable Talbots brand to re-establish its traditional promotional calendar by shortening its sales events and maximizing the exposure of its regular-price merchandise. Further, the Company currently anticipates a stronger customer response to Talbots brand merchandise, which will return to more modern classic styling in the fall season. This is particularly true of its refined sportswear assortment, which is the more important category throughout the second half of the year.
     For the J. Jill brand, the Company is currently targeting comps to be flat to slightly up in the fall season, as it also believes it will see a better customer response to J. Jill product beginning in September, when the assortment will more fully reflect the design and direction of J. Jill’s new merchandising team. Moving further into the period, the unification of J. Jill’s promotional calendar and a stronger marketing campaign will also help drive increased customer traffic.

     On a consolidated basis, the Company is targeting second half comparable store sales to be approximately flat with last year. If achieved, this sales plan would yield earnings per share in the range of $0.42 to $0.48, compared to last year’s reported $0.15. This earnings range has been adjusted to include the $0.08 to $0.10 cost associated with the employment contract of Ms. Trudy Sullivan, who became the Company’s new President and CEO on August 6, 2007.
     The Company plans to release its second quarter 2007 operating results on Wednesday, August 22, 2007 and will provide additional details at that time.
     The Talbots, Inc. is a leading international specialty retailer and cataloger of women’s, children’s and men’s apparel, shoes and accessories. The Company currently operates a total of 1,389 stores in 47 states, the District of Columbia, Canada and the U.K., with 1,134 stores under the Talbots brand name and 255 stores under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “target,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning integration costs, purchase-related accounting adjustments, acquisition synergies and, for each of our brands, store traffic, levels of store sales including meeting our internal plan and budget for regular-price selling and markdown selling for the indicated forward periods, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake or plan to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Any public statements or disclosures by us following this release which modify or impact any of the outlook or other forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such outlook or statements in or accompanying this release.

     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including acceptance of the Company’s fashions including its seasonal fashions, effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, success of our expected marketing events in driving store traffic and store and direct marketing sales, success of our catalogs in driving both our direct marketing sales and in driving store traffic, the Company’s ability to anticipate and successfully respond to constantly changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, our ability to accurately estimate and forecast future full-price and markdown selling for each of our brands, the risk that the J. Jill business will not be successfully integrated, the risk that the J. Jill merchandise changes will not be well accepted, the risk that the cost savings, operational efficiencies, and other synergies from the transaction may not be fully realized or may take longer to realize than expected, the risk associated with integrating and operating profitably and successfully as a multi-brand chain for the first time, the risk that the acquisition will disrupt Talbots or J. Jill’s core business, the reaction of Talbots and J. Jill customers and suppliers to the changes being made within the organization, effectiveness and profitability of new concepts, the risks associated with CEO succession, any difference between estimated and actual stock option expense, and retail economic conditions including consumer spending. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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